EX – 99.(p)(7)

MERCANTILE INVESTMENT & WEALTH MANAGEMENT

CODE OF ETHICS

I. OVERVIEW

This Code of Ethics (“Code”) sets forth the specialized rules for business conduct and guidelines for the personal investing activities required of employees involved in the investment management areas of Mercantile Investment & Wealth Management (collectively “Mercantile”).1

The provisions of this Code shall apply to all employees deemed to be “Access Persons” (as defined below) and such other employees as the Compliance Department may determine from time to time. This Code supplements the Mercantile Insider Trading Policy. Each Access Person must observe those policies, as well as abide by the additional principles and rules set forth in this Code and any other applicable legal or division specific policies and obligations.

Technical compliance with these policies and procedures will not automatically insulate from scrutiny of any transaction or pattern of transactions that is not in keeping with the principles stated in this Code. Any questions regarding the Code should be addressed to the Compliance Department.

II. STATEMENT OF GENERAL PRINCIPLES

A. Mercantile is committed to providing services with the utmost professionalism and integrity. Mercantile and its employees owe an undivided duty of loyalty to Mercantile’s clients and must place client interests first at all times. Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to registered investment companies, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity.

Accordingly, employees acting in a fiduciary capacity must carry out their duties for the exclusive benefit of client accounts. Employees must avoid any activity that might create an actual or potential conflict of interest and should never take unfair advantage of their positions with Mercantile. Employees may not cause a client to take action (or fail to take action) for the employee’s personal benefit, rather than for the benefit of the client.

B. Mercantile employees may also be required to comply with other policies imposing separate requirements. Specifically, they may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to, Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940 and Rules 3040 and 3050 of the National Association of Securities Dealers, Inc.

[1]	Mercantile Investment & Wealth Management is the marketing name for the asset management activities of Mercantile-Safe Deposit and Trust Company and its subsidiary, Mercantile Capital Advisors, Inc.

C. The purpose of this Code is to ensure that, in connection with his or her personal trading, no Access Person shall conduct any of the following acts upon a client account:

1.	Employ any device, scheme or artifice to defraud;

2.	Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

4.	Engage in any manipulative practice.

III.	DEFINITIONS

A.	Access Person means the following:

1.	Employees of Mercantile, including investment personnel, analysts, traders and portfolio managers who, in connection with their regular functions or duties, participate in making decisions or obtain information regarding the purchase or sale of a security by any client accounts, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

2.	All natural persons in a control relationship to Mercantile who obtain information concerning investment recommendations made to any client account. The term “control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act;

3.	Each director and officer of Mercantile Capital Advisors, Inc. an investment adviser registered with the Securities and Exchange Commission and adviser to registered investment companies; and

4.	Any other personnel with asset management responsibilities or frequent interaction with Access Persons as determined by Compliance (e.g., Legal, Compliance, Risk, Operations, Sales and Marketing, as well as certain long-term temporary employees and consultants).

B.	Beneficial Interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

C.	Account means the following securities accounts (note that an Account may be exempt from certain provisions of this Code if it is a Fully Discretionary Account, as defined below):

1.	Personal Accounts: any account held in an Access Person’s name.

2.	Household Accounts: any account of an Access Person’s spouse, minor child or any other relative who shares the Access Person’s household (whether by marriage or similarly committed status).

3.	Joint Accounts: any joint or tenant-in-common account in which an Access Person is a participant.

4.	Trust Accounts: an account of a trust if:

a)	an Access Person is a trustee or beneficiary of the trust; or

b)	a beneficiary of the trust is a member of the Access Person’s immediate family (i.e., a spouse, minor child and any other relative who shares the Access Person’s household).

4.	Corporate Accounts: an account of a corporation or similar entity in which an Access Person controls the entity or the Access Person has direct or indirect control over its investment portfolio.

5.	Accounts under an Access Person’s Control: an account (other than a non-related client account) over which an Access Person has investment discretion or otherwise exercises control.

6.	Other Accounts: any other account in which an Access Person has a direct or indirect Beneficial Interest.

D.	Fully Discretionary Account means an Account over which an Access Person has no direct or indirect influence or control (i.e., if investment discretion for that account has been delegated in writing to an independent manager at another firm and that discretion is not shared with the Access Person). In order to have an account treated as a Fully Discretionary Account for purposes of this Code, a representative of the investment manager, trustee or outside bank must certify to Mercantile in writing (see Exhibit A) that the Access Person has no discretion or authority regarding investment decisions.

E.	Fund means a registered investment company for which Mercantile serves as adviser or sub-adviser.

F.	Securities means equity or debt securities, derivatives of securities (such as options, warrants, and ADRs), closed-end mutual funds, futures, commodities and similar instruments, but does not include:

1.	Shares of open-end mutual funds (unless otherwise directed by Compliance);

2.	Direct obligations of the United States government; or

3.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

IV.	POLICIES AND PROCEDURES FOR PERSONAL INVESTING

A.	Preclearance of Securities Transactions

1.	Prior to placing trades with a broker, Access Persons must preclear all personal transactions in Securities (except for those transactions listed in Section IV.C. below). Access Persons are personally responsible for ensuring that the proposed transaction does not violate Mercantile’s policies or applicable securities laws and regulations.

2.	Access Persons shall electronically submit a trade for preclearance through the Mercantile Trade Compliance System (the “System”) on the Mercantile intranet site. Verbal authorization is not sufficient. The System will automatically notify the Access Person as to whether the transaction has been approved or denied. In addition, the System will also notify the Compliance Department of any requests that have been denied.

3.	An approval is only valid until the close of business on the same day it is granted. If the order is not placed during that period or is placed but not executed, a new approval must be obtained.

B.	Transactions in Mercantile Client Accounts when an Access Person is the Account Beneficiary

Certain Mercantile client accounts may be both an Access Person Account and a bona fide client account. Mercantile owes a duty of loyalty to all of its clients. Accordingly, Mercantile has adopted special procedures to ensure that securities transactions in these accounts are consistent with Mercantile’s fiduciary obligations and with the Code.

Transactions in a client account which is an Account of an Access Person and for which another Mercantile employee is designated on the Mercantile trading system as the portfolio manager.

If the Account is a Fully Discretionary Account, then preclearance is not required.

If the Account is not a Fully Discretionary Account or the Access Person otherwise has some investment authority to request, recommend or otherwise participate or assist the portfolio manager in the investment process, then all Securities transactions in such account must be precleared. It is the responsibility of the Access Person and the portfolio manager to obtain preclearance prior to executing a trade in an Account.

Transactions in a client account held by a trust in which an Access Person has a Beneficial Interest (other than as the grantor of the trust — i.e., the person who established the trust).

If Mercantile serves as corporate trustee pursuant to a written agreement and is compensated for its services, and the trust account is managed on a non-discretionary basis, then each transaction in a Covered Trust Account must be reviewed and approved by a person other than the Access Person with the Beneficial Interest in the Account in accordance with Mercantile’s fiduciary obligations and the written agreement governing the account.

Exemptions from Preclearance

The following Securities are exempt from the preclearance requirement:

Transactions in Fully Discretionary Accounts;

Shares automatically purchased under an issuer sponsored dividend reinvestment plan;

Securities purchased under an employer sponsored stock purchase plan;

Exchange Traded Funds, including SPDRs or Spiders (S&P 500 Index) and DIAs or Diamonds (Dow Jones Industrial Average);

Futures and options transactions on indices;

To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of securities; and

Transactions that are not voluntary on the part of the Access Person (e.g., stock dividends or splits; mergers; other corporate reorganizations; or margin calls).

Trading Restrictions

In addition to preclearance requirements, Mercantile has imposed certain substantive restrictions on personal securities trading. Any transaction in an Account (except for those transactions listed in Section IV.C above) must comply with the following policies and procedures.

Note: Transactions in Securities in derivative instruments, including warrants, convertible securities, futures and options, etc. shall be restricted in the same manner as the underlying security.

Diversion of Investment Opportunity

Access Persons should not acquire a security that would be suitable for a client account without first considering whether to recommend or purchase that security to or for the client’s account.

Prohibition of Front Running

“Front running” is generally considered to be the practice of effecting a securities transaction with advance knowledge of another transaction in the same or related security for client account(s), typically a block transaction, in order to personally benefit from the effect of the block transaction upon the price of the security or related security. Front running is a prohibited practice. Access Persons’ personal securities transactions shall be reviewed periodically by Compliance for evidence of front running.

Blackout Periods

Access Persons should be aware that, in addition to any other sanction provided for under the Code, profits realized in connection with a transaction during a blackout period generally must be disgorged.

Pending Trades

Access Persons may not purchase or sell a security in an Account under the Access Person’s control on a day during which any client account has a pending order in the same (or an equivalent) security. This restriction applies until the client’s order has been executed or cancelled.

Securities Under Consideration

Access Persons may not purchase or sell a security in an Account if the Access Person knows that a transaction in the same (or an equivalent) security is being considered for a client account or that a decision has been made to effect such a transaction.

Mercantile Capital Advisors, Inc. serves as investment adviser to the Mercantile Dow Jones Portfolio Funds, the portfolios of which each seek to track the overall performance of the respective Dow Jones U.S. Portfolio Indexes. Semi-annually, the Dow Jones 100 U.S. Portfolio Index (the “100 Index”) is reconstituted. After an announcement of the reconstitution of the 100 Index, the portfolio of the Dow Jones 100 U.S. Portfolio Fund may effect trades to reflect the reconstituted 100 Index. Subject to the exemption provided in the sub-section titled Blackout Period Exemptions below, for the period commencing on the day of any such announcement, and continuing until seven business days after the date of reconstitution of the 100 Index, all Access Persons are prohibited from transacting in any security that is added or deleted from the Index. Transactions in Fully Discretionary Accounts, as defined elsewhere in the Code, are exempt from this restriction.

Fund Trades

Access Persons may not purchase or sell a security in an Account for a period of seven calendar days before and after a Fund trades the same (or an equivalent) security.

Blackout Period Exemptions

Although subject to prior clearance, transactions involving no more than 500 shares of a security per day are exempt from the blackout period.

Initial Public Offerings

Employees may not acquire securities in an initial public offering through any Account under the Access Person’s control.

Private Placements

Prior to effecting a transaction in private securities (i.e., securities not requiring registration with the Securities and Exchange Commission, and sold directly to the investor), all Access Persons must first obtain the approval of his or her supervisor and then pre-clear the transaction with the Compliance Department. Any person who has previously purchased privately placed securities must disclose such purchases to the Compliance Department before he or she participates in a Fund’s or client account’s subsequent consideration of an investment in the securities of the same or a related issuer.

This requirement applies to an Access Person’s investment in any private investment fund or hedge fund. Subsequent capital contributions to such a fund do not require separate approval provided that the timing and amount of the contribution are not within the Access Person’s control.

To obtain approval, an Access Person must complete a Request for Approval of Private Placement (Exhibit C), obtain the approval of his or her supervisor and submit it to the Compliance Department. In evaluating the Access Person’s request, the reviewer should consider all relevant factors, including:

Whether the investment opportunity is being made available to the Access Person due to the Access Person’s position with Mercantile;

Whether the investment opportunity creates a conflict of interest relating to the Access Person’s fiduciary responsibilities at Mercantile; and

Whether the investment opportunity is suitable for and should be reserved for Mercantile’s clients.

If the reviewer approves the Access Person’s request to participate in a private placement, the reviewer must sign the form and must indicate the reasons for his or her decision.

If an Access Person has acquired securities in a private placement, he or she must disclose that interest to the Compliance Officer before the Access Person may play a material role in a decision to recommend or cause a Fund to invest in securities of the same issuer. This disclosure is required even if the Access Person has complied with the preclearance and reporting requirements of the Code.

Short-Term Trading

Access Persons may not profit from the purchase and sale, or sale and purchase, of the same (or an equivalent) security within 30 calendar days, regardless of whether profit or loss. In addition to any other sanction provided for under the Code, profits realized from short-term trading must be disgorged to a charity selected by the Access Person unless the trade was approved by the Compliance Department.

Prohibition on Market-Timing the Mercantile Funds

“Market timing” refers to the practice of short-term buying and selling mutual fund shares in order to exploit inefficiencies in mutual fund pricing. In order to prevent market timing, the prohibition on short-term trading includes transactions in shares of the Mercantile Funds except as permitted by the Mercantile Funds in the prospectus. While such transactions are not subject to preclearance, Access Persons’ personal securities transactions shall be reviewed periodically by Compliance for evidence of market timing.

Insider Trading; Confidentiality

Access Persons must comply with Mercantile’s policy on the handling and use of material inside information. Access Persons are reminded that they may not purchase or sell, or recommend the purchase or sale, of a security for any account while they are in possession of material inside information. In addition, Access Persons may not disclose confidential information (including, but not limited to, information about pending or contemplated transactions for client accounts) except to other Access Persons who “need to know” that information to carry out their duties to clients.

Exceptions

Exceptions to the Code may be granted in special circumstances. Requests should be submitted in writing to the Compliance Department. The Compliance Department shall maintain a written record of any exceptions granted and the reasons for that decision.

Securities Holdings Disclosure and Transaction Reporting

Access Persons must disclose all Securities and Accounts in which they have a Beneficial Interest (including a Fully Discretionary Account). To ensure compliance with this requirement, Access Persons must instruct any bank, broker or other financial institution that maintains an Account in which the Access Person has a Beneficial Interest in Securities to send duplicate copies of all account statements promptly to:

Mercantile Capital Advisors, Inc.

Attn: Compliance Department

Two Hopkins Plaza

Baltimore, MD 21201

Mercantile generally must receive account statements no later than 10 days after the end of any calendar month or quarter (depending on the type of account) in which a transaction took place.

If an Access Person chooses to open or maintain an Account with Mercantile or its affiliates, that will constitute agreement to allow Mercantile to have access to all account information and statements. Duplicate copies of all account statements must be forwarded to the Compliance Department in accordance with the above provisions.

Disclosure of Holdings

Initial Holdings Report

Within ten (10) days of becoming an Access Person, each Access Person must submit an Initial Holdings Report (Exhibit B) to the Compliance Department.

Annual Holdings Report

Every year on or before January 30, each Access Person must submit an Annual Holdings Report (Exhibit B) to the Compliance Department. The information in the Annual Holdings Report must be current as of a date no more than 30 days before the report is submitted.

Quarterly Personal Securities Trading Reports

Within ten (10) days of the end of each calendar quarter, all Access Persons must electronically review, report and certify all trading activity for the quarter on the System, unless exempted by a division-specific requirement, if any. All Access Persons must also report any new Accounts opened during the calendar quarter.

Certification of Compliance

As part of the Initial and Annual Holdings Reports process, Access Persons are required to certify that they have read, understand and agree to comply with the policies and procedures in the Code.

OVERSIGHT

Review of Employee Transactions

The Compliance Department is responsible for monitoring personal securities trading for compliance with the Code. On a periodic basis (but at least monthly), the Compliance Department should review the statements and reports submitted pursuant to Section V above. Any unusual trading activity or patterns of transactions and any indications of violations of this Code or Mercantile’s Insider Trading Policy should be brought to the attention of the Compliance Officer or Legal Department.

Sanctions

If an Employee has violated the Code, the Mercantile will take such remedial action, as it deems appropriate. Sanctions will vary but may include censure, limitation or prohibition of personal trading, unwinding the transaction, profit disgorgement, and suspension or termination of employment.

The following sanctions will generally be imposed (although the Compliance and Legal Department may impose different or additional sanctions in its discretion):

1st violation: Fine of $100

2nd violation: Fine of $500 and disgorgement of profit.

All monetary fines or sanctions imposed shall be made payable anonymously to a charity which Mercantile supports.

Fund Board Reporting

The Compliance Department will prepare, or supervise the preparation of, a written report that describes any issues arising under the Code during each calendar quarter. The report must address, at a minimum, any material violation of these policies and procedures and any sanctions imposed in response. In the report, Mercantile must certify that it has adopted procedures reasonably necessary to prevent violations of its Code. The report must be provided to the Legal Department and to the Board of Directors of each Fund that Mercantile provides advisory or distribution services to.

RECORDS

The Compliance Department shall maintain records in a manner and to the extent set forth below, which records shall be available for examination by representatives of the appropriate regulatory authority.

A copy of this Code and any other code, which is or at any time within the past five (5) years has been in effect, shall be preserved in an easily accessible place.

A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

A copy of each quarterly and annual report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five (5) years following the end of the fiscal year in which the reports occur, the first two (2) years in an easily accessible place.

A copy of each preclearance or similar request shall be preserved for a period of not less than five (5) years following the end of the fiscal year in which the reports occur, the first two (2) years in an easily accessible place.

A list of all Access Persons who are, or within the past (5) years have been, required to make reports pursuant to this Code shall be maintained in an shall be preserved for a period of not less than five (5) years following the end of the fiscal year in which the reports occur, the first two (2) years in an easily accessible place.

As Amended February 6, 2004

STATEMENT REGARDING CODE OF ETHICS

The undersigned hereby certifies that he or she has read and will abide by the Code of Ethics, and that he or she knows any such failure may constitute a violation of federal and state securities laws and regulations which may subject him or her to civil liabilities and criminal penalties. The undersigned acknowledges that failure to observe the provisions of said Code shall be a basis for any appropriate sanction, including fines or dismissal.

Date:

Name
(printed)

Signature

EXHIBIT A

DISCRETIONARY ACCOUNT CERTIFICATION FORM

I,                      hereby certify that I am a representative of the investment manager, trustee or outside bank at which the account described below is maintained:

ACCOUNT NAME:
ACCOUNT NUMBER:
FIRM AT WHICH MAINTAINED:

BENEFICIARY(IES):

I further certify that neither the Beneficiary named above nor any close relative of the Beneficiary exercises investment discretion over the account, participates in investment decisions with respect to the account or is informed in advance of transactions in the account.

(Signature)

(Name)

(Title)

EXHIBIT B

PERSONAL SECURITIES HOLDINGS REPORT

For the Year/Period Ended
(month/day/year)

        Check here if this is an Initial Holdings Report for a newly designated Access Person. An Initial Holdings Report must be filed within 10 days of becoming an Access Person and must refer to all holdings as of the date the individual became an Access Person.

To: Compliance Department

A. As of the calendar year/period referred to above, I have a direct or indirect beneficial ownership interest in the Securities listed below which are required to be reported pursuant to the Mercantile Code of Ethics.2 If available, please attach copies of your most recent statement(s).

Full Name of Security	# of Shares	Principal Amount

B. The name of any broker, dealer, or banks with which I maintain an account in which my securities (including open-end mutual funds) are held for my direct or indirect benefit are as follows:

By signing below, I indicate that the information contained above is current as of 30 days prior to the date below. A person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

Date:	Signature:

Print Name:

[2]	See definition of Security as defined in the Code.

EXHIBIT C

REQUEST FOR APPROVAL OF PRIVATE PLACEMENT TRANSACTION

The undersigned requests approval of the following securities transaction:

Employee:__________________________________

Issuer:_____________________________________________

Is the issuer a publicly traded company? Yes____ No____

Anticipated Date of Transaction:____________________________

Description of the Placement:_________________________________________________

Number of Shares/Units:____________         Cost:____________

Total Amount of Private Placement:___________________

Name of person who offered this investment to you:

________________________________________________________________________

Does this person or his/her employer have a relationship with you or Mercantile?

Yes____   No____

If yes, what is the nature of that relationship?

_________________________________________________________________________

Does this person or his/her employer have a relationship with the issuer? Yes____   No____

If yes, what is the nature of that relationship?

_________________________________________________________________________

To your knowledge, is this investment being offered to others? Yes____  No____

Would this investment be suitable for any of Mercantile’s clients? Yes____  No____

(Date)	(Employee Signature)

REQUEST FOR APPROVAL OF PRIVATE PLACEMENT TRANSACTION

Supervisor Approval

I have reviewed and          approved          disapproved this request for permission to engage in the transaction described for the following reasons:

____________________________________________________________________________________

____________________________________________________________________________________

(Date)	(Signature of Supervisor)

Compliance Approval

I have reviewed and          approved          disapproved this request for permission to engage in the transaction described for the following reasons:

____________________________________________________________________________________

____________________________________________________________________________________

(Date)	(Signature of Compliance Officer)